EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-103429 of Northrop Grumman Corporation on Form S-8 of our report dated June 8, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Plan’s merger into the Northrop Grumman Savings Plan), appearing in this Annual Report on Form 11-K of the Northrop Grumman Space & Mission Systems Corp. Savings Plan for the period from January 1, 2004 to December 10, 2004.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

June 8, 2005